Exhibit 3.2

Execution Version

CRESTLINE LENDING SOLUTIONS, LLC

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September 2, 2025

THE UNITS OF LIMITED LIABILITY COMPANY INTERESTS (“SHARES”) OF CRESTLINE LENDING SOLUTIONS, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SHARES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. THE SHARES MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF SHARES WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

	Article VII
	CLOSINGS; CAPITAL COMMITMENTS; DRAWDOWNS
7.1	Closings	10
7.2	Capital Commitments	10
7.3	Drawdowns	10
7.4	Defaulting Investors	10

	Article VIII
	THE ADVISER; INVESTMENT MANAGEMENT AGREEMENT
8.1	Appointment of the Adviser	11

	Article IX
THE ADMINISTRATOR; ADMINISTRATION AGREEMENT; BOOKS AND RECORDS; REPORTS
9.1	Administrator	11
9.2	Maintenance of Books and Records	11
9.3	Reports	11
9.4	Closing Documents	11
9.5	Tax Documents	11
9.6	Valuation	11

	Article X
	INDEMNIFICATION
10.1	Limitation of Liability	12
10.2	Indemnification	12
10.3	Expenses	12
10.4	Indemnification Not Exclusive	12
10.5	Insurance	12

	Article XI
	TRANSFERS
11.1	Transfers by Shareholders	12

	Article XII
	DURATION OF THE FUND
12.1	Duration	13
12.2	Sale or Merger	13
12.3	Winding Up	13
12.4	Time of Liquidation, etc.	14
12.5	Cancellation	14
12.6	Liability	14

	Article XIII
	AMENDMENTS; VOTING; POWER OF ATTORNEY
13.1	Amendments By Consent	14
13.2	Amendments Without Consent	14
13.3	Consent to Amend Special Provisions	15
13.4	Power of Attorney	15

	Article XIV
	AMENDMENTS; VOTING; POWER OF ATTORNEY
14.1	Notices	16
14.2	Counterparts and Execution	16
14.3	Table of Contents and Headings	17
14.5	Severability	17
14.6	Further Actions	17
14.7	Interpretation	17
14.8	Non-Waiver	17
14.9	Applicable Law	17
14.10	Confidentiality	18
14.11	Survival of Certain Provisions	20
14.12	Waiver of Partition	20
14.13	Entire Agreement	20
14.14	Fund Counsel	20
14.15	Compliance with Anti-Money Laundering Requirements	21
14.16	ERISA Members	21
14.17	Tax Cooperation	21
14.18	Initial Member	21

CRESTLINE LENDING SOLUTIONS, LLC
THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Crestline Lending Solutions, LLC (f/k/a Crestline Lending Solutions Ramp, LLC (the “Ramp Vehicle”), a Delaware limited liability company (the “Fund”), is made and entered into as of September 2, 2025, by and among the Persons listed in the books and records of the Fund as Members of the Fund and by the Adviser (as defined herein). Capitalized terms used herein without definition have the meanings specified in Section 1.1.
R E C I T A L S:
WHEREAS, the Ramp Vehicle was formed under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on June 18, 2024 and from its formation was governed by the Limited Liability Company Agreement of the Fund, dated as of June 18, 2024 (the “Original Agreement”); and
WHEREAS, the Ramp Vehicle filed an amendment (the “Amendment”) to the Certificate of Formation filed with the Secretary of State of the State of Delaware on April 14, 2025 to change its name to Crestline Lending Solutions, LLC (as amended by the Amendment, the “Certificate of Formation”); and
WHEREAS, the Members of the Fund wish to amend and restate the Original Agreement in its entirety and enter into this Agreement.
NOW, THEREFORE, the parties hereto hereby agree to continue the Fund and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:
ARTICLE I
DEFINITIONS
1.1     Definitions. As used herein the following terms have the meanings set forth below:
“Administration Agreement” shall have the meaning set forth in Section 9.1.
“Administrator” shall mean Crestline Management, L.P., a Delaware limited partnership, in its capacity as the Fund’s administrator, and any successor thereto.
“Adverse Consequence” shall mean (a) a violation of a statute, rule, regulation or governmental administrative policy applicable to a Member of a U.S. federal or state or non-U.S. governmental authority that is reasonably likely to have a material adverse effect on a Portfolio Company or any Affiliate thereof or on the Fund, the Adviser or any of their respective Affiliates or on any Member or any Affiliate of any such Member or (b) an occurrence that is reasonably likely to subject a Portfolio Company, the Fund, the Adviser any Member or any of their respective Affiliates to any material regulatory requirement or burdensome filing requirement to which it would not otherwise be subject, or that is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been.
“Adviser” shall mean Crestline Management, L.P., a Delaware limited partnership, in its capacity as the Fund’s investment adviser, and any successor thereto.
“Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended from time to time.
“Affiliate” shall mean, with respect to any specified Person, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, (b) a Person with respect to which such Person acts as a discretionary investment adviser and (c) any relative or spouse of such Person who has the same home as such Person; provided that Portfolio Companies shall be deemed not to be “Affiliates” of the Adviser or the Fund.

“Aggregate Committed Capital” shall mean the aggregate Capital Commitments (whether funded or unfunded) of all Shareholders.
“Agreement” shall mean this Limited Liability Company Agreement, as amended, supplemented or restated from time to time.
“Board” or “Board of Directors” shall mean the Fund’s board of directors. Each director is hereby designated as a “manager” of the Fund within the meaning of Section 18-101(12) of the Delaware Act.
“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.
“Capital Commitment” shall mean, with respect to any Shareholder, the amount of capital committed to purchase Shares as set forth as such in such Shareholder’s accepted Subscription Agreement and reflected in the books and records of the Fund, as amended from time to time pursuant to this Agreement.
“Closing” shall mean the Initial Closing Date and any date as of which the Adviser shall admit one or more further Shareholders to the Fund pursuant to this Agreement and one or more Subscription Agreements.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Confidential Information” shall have the meaning set forth in Section 14.10(a).
“Covered Person” shall mean any person who has served as a director, officer or employee of the Fund, the Adviser, and each of their respective Affiliates; each of the current and former shareholders, officers, directors, employees, partners, members, and managers of any of the Adviser and each of its Affiliates and any other person who serves at the request of the Board or on behalf of the Fund as a shareholder, officer, director, employee, partner, member, manager or senior adviser of any other entity.
“Crestline” shall mean the Adviser and its Affiliates.
“Defaulting Investor” shall have the meaning set forth in Section 7.4.
“Delaware Act” shall have the meaning set forth in the preamble hereto.
“Disabling Conduct” shall have the meaning set forth in Section 10.1.
“Drawdown Date” shall have the meaning set forth in Section 7.3(a).
“Drawdown Notice” shall have the meaning set forth in Section 7.3(a).
“Drawdown Purchase Price” shall have the meaning set forth in Section 7.2.
“Drawdown Purchases” shall mean the capital contributions made to the Fund to purchase Shares pursuant to Section 7.2 from time to time by the Shareholders pursuant to a Drawdown Notice.
“Drawdown Amount” shall have the meaning set forth in Section 7.2.
“Electronic Signature” shall have the meaning set forth in Section 13.2.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Dissolution” shall have the meaning set forth in Section 12.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Fiscal Year” shall mean the fiscal year of the Fund, as determined pursuant to Section 2.3.
“Fund” shall have the meaning set forth in the preamble hereto.
“Fund Counsel” shall have the meaning set forth in Section 14.14.
“Fund Indebtedness” shall mean any borrowings of, guarantees by, repurchase arrangements or other credit or leverage obligations of the Fund.
“Fund Information” shall have the meaning set forth in Section 14.10(b).
“Independent Directors” shall have the meaning set forth in Section 3.2.
“Initial Closing Date” shall mean the date on which Capital Commitments are first accepted by the Fund.
“Initial Drawdown Date” shall mean the date of the initial Drawdown Purchase from Shareholders.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Investment Management Agreement” shall have the meaning set forth in Section 8.1.
“Investment Objectives” shall have the meaning set forth in Section 5.1.
“Legal Requirements” shall have the meaning set forth in Section 14.10(a).
“Members” shall mean, collectively, the Shareholders, holders of any other class of Shares or any other member of the Fund, in their capacity as such.
“Member Recipients” shall have the meaning set forth in Section 14.10(a).
“Per Share NAV” shall have the meaning set forth in Section 7.2.
“Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.
“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as modified by Section 3(42) of ERISA, as amended from time to time.
“Portfolio Company” shall mean an entity in which a Portfolio Investment is made by the Fund.
“Portfolio Company Roles” shall mean serving on Portfolio Company boards of directors, serving in executive management roles at Portfolio Companies or performing the functional equivalent of such roles.
“Portfolio Investments” shall mean debt or equity investments made by the Fund.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Shareholder” shall mean any Person who holds Shares and/or a Capital Commitment to purchase Shares, each in its capacity as a member of the Fund.

“Shares” shall mean common units of limited liability company interests in the Fund.
“Similar Law” shall mean any U.S. or non-U.S. federal, state, local, or other law or regulation that is similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Subscription Agreements” shall mean the Subscription Agreements entered into by the Shareholders in connection with their purchases of Shares of the Fund.
“Transfer” shall have the meaning set forth in Section 11.1.
ARTICLE II
ORGANIZATION; POWERS
2.1     Name and Office.
(a)     Name. The name of the Fund is Crestline Lending Solutions, LLC.
(b)    Office. The Fund shall have its principal place of business at c/o Crestline Management, L.P., 201 Main Street, Suite 2100, Fort Worth, Texas 76102 or such other place as the Fund may determine from time to time. The registered office of the Fund in the State of Delaware is located at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. At any time, the Fund may designate another registered agent and/or registered office.
2.2     Purposes; Powers. The Fund may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.
2.3     Fiscal Year. The Fiscal Year of the Fund shall end on the 31st day of December in each year. The taxable year of the Fund shall be the calendar year or such other taxable year as is required under the Code.
2.4     Tax and Regulatory Status of the Fund. The Fund intends to make an election to be classified as a corporation for U.S. federal income tax purposes (a “Corporation”) and to be regulated as a business development company and intends to elect to be treated and is authorized to take any such action as it determines necessary to qualify annually (including investing in a Portfolio Company through a Corporation), as a regulated investment company within the meaning of Section 851 of the Code.
ARTICLE III
MANAGEMENT; BOARD OF DIRECTORS
3.1    Management. The business and affairs of the Fund shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Fund and do all such lawful acts and things as are not by statute or this Agreement directed or required to be exercised or done solely by the Members. Subject to the Investment Company Act and applicable law, the Board may delegate its rights and powers to third parties, including the Adviser, as it may determine.
Notwithstanding any other provision of this Agreement, subject to obtaining any required approvals by the Board of Directors, the Fund, and any duly authorized officer on behalf of the Fund, may execute, deliver and perform the Administration Agreement, the Investment Management Agreement, the Subscription Agreements and any similar agreements, other documents necessary for the formation of the Fund, any amendments to such agreements and all agreements contemplated thereby and related thereto, all without any further act, approval or vote of any Member or other Person.
3.2    Number of Directors and Manner of Acting. The number of directors on the Board shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole

Board; provided, however, that the number of directors on the Board shall not be less than three (3). A majority of the directors will at all times consist of directors who are not “interested persons” of the Fund (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).
The term “Whole Board” at any time shall mean the total number of authorized directors fixed at the time whether or not there exist any vacancies in previously-authorized directorships. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Agreement, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
Any action permitted to be taken by the Board of Directors, or a committee thereof, at a meeting may be taken at any time upon the written consent of the directors representing at least the requisite vote of the Board of Directors that would be necessary to authorize or take such action at a meeting of the Board of Directors, or a committee thereof, at which a quorum was present, provided that notice thereof is given in the manner provided for herein to all directors (which may be by delivery of a copy of the request for written consent). Such written consent shall be treated for all purposes as a vote taken at a meeting of the Board of Directors or a committee thereof, as the case may be, and shall be filed with the records of the meetings of the Board of Directors or the applicable committee thereof, as the case may be.
3.3    Newly Created Directorships and Vacancies. Subject to the applicable requirements of the Investment Company Act, including Section 16(b) thereunder, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause shall, unless otherwise required by law or provided by resolution of the Board of Directors, be filled only by majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by Members. Directors so chosen to fill a newly created directorship or other vacancies shall serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as provided in this Agreement.
3.4    Removal of Directors. Any director or the entire Board of Directors may be removed from office at any time, at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding Shares of the Fund entitled to vote thereon, voting together as a single class.
3.5     Meetings of the Board.
(a)     Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting, including by telephone, videoconference or similar form of communication.
(b)    Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.
(c)    Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board of Directors, if one shall have been elected, or by a majority of the Whole Board or by the Chief Executive Officer.
(d)    Electronic Communications. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in meetings of the Board of Directors, or any committee thereof, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Fund.

3.6    Committees. The Board of Directors may designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Fund. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by statute or this Agreement, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors (including, without limitation, the right to delegate authority to one or more subcommittees thereof). Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors.
3.7    Officers. The officers of the Fund shall be elected by the Board of Directors and shall include a principal executive officer, principal accounting officer, Chief Compliance Officer and Corporate Secretary. In its discretion, the Board of Directors may also elect any other officers as may be necessary or desirable for the business of the Fund. At the time of the election of officers, the Directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, and no officer need be a Director. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers designated by the Board of Directors, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Directors not inconsistent with this Agreement, are agents of the Fund for the purpose of the Fund’s business, and the actions of such officers taken in accordance with such powers shall bind the Fund.
For the avoidance of doubt, the election of any officers of the Fund shall not prevent such officer from engaging in other business activities in connection with his or her position with Crestline, irrespective of whether any such business activity is similar to, or identical with, the business of the Fund, or otherwise involves an investment by accounts managed by Crestline in securities, directly or through investment partnerships, “funds of one,” managed accounts and other pooled investment vehicles, including securities, investment partnerships, “funds of one,” managed accounts or other pooled investment vehicles in which the Fund has invested.
ARTICLE IV
THE MEMBERS
4.1    Admission of New Members; Commitments. Each Person acquiring Shares will enter into a Subscription Agreement pursuant to which such Person will agree to purchase Shares for an aggregate purchase price equal to its aggregate Capital Commitment. Each such Person shall be admitted as a member of the Fund at the time that such Subscription Agreement or a counterpart thereof is executed by or on behalf of such Person and accepted by the Fund.
4.2    No Participation in Management, etc. Except as expressly provided in this Agreement, no Member shall have the right or power to participate in the management or control of the Fund’s investment or other activities, transact any business in the Fund’s name or have the power to sign documents for or otherwise bind the Fund.
4.3    Limitation of Liability. Except as may otherwise be provided by the Delaware Act or as expressly provided for herein, the liability of each Member is limited to its Capital Commitment, and no Member shall be obligated to make a capital contribution at any time exceeding its then-remaining Capital Commitment. Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Fund, and a Member shall not be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Member.
4.4    Meetings of Members. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof. Meetings of Members may be called by the Board, the Chair of the Board, the Chief Executive Officer or holders of a majority of the Shares. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the Chief Executive Officer. For each meeting, only business specified in the Fund’s notice of meeting (or any supplement thereto) may be conducted at such meeting.
4.5    Quorum. Unless otherwise required by law, Members holding a majority of the Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided that where a separate vote of Shares and any other class of Shares is required, the holders of a majority of all issued and outstanding Shares and such other class of Shares, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.
If such quorum shall not be present or represented by proxy at any meeting, then either the Chair or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.
4.6    Member Voting and Consents. Whenever action is required by applicable law or this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Shares represent the specified percentage of the aggregate outstanding Shares of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Share held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.
4.7    Bankruptcy, Dissolution or Withdrawal of a Member. The bankruptcy, dissolution or resignation of a Member shall not in and of itself dissolve or terminate the Fund. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. No Member shall resign from the Fund prior to the dissolution of the Fund except pursuant to Section 12.1.
ARTICLE V
INVESTMENTS; INDEBTEDNESS
5.1    Investments Objectives. The Fund’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that the Fund believes have favorable risk-adjusted returns and the ability to generate price appreciation (the “Investment Objectives”). The Fund will invest in senior secured debt, while also taking advantage of investments in other parts of the capital structure, including second-lien loans, mezzanine or more junior loans, as well as equity investments, including equity co-investments.
5.2    Fund Indebtedness; Borrowings. The Fund may, either directly or through one or more subsidiaries, incur Fund Indebtedness to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by pledging, hypothecating, mortgaging, assigning, transferring, or granting security interests in the assets of the Fund, including the Members’ Subscription Agreements and the Members’ obligations to make capital contributions thereunder and hereunder subject to the terms hereof, and any other assets, rights or remedies of the Fund hereunder or under the Subscription Agreements, including without limitation, the right to issue Drawdowns and to exercise remedies upon a default by a Member in the payment of its capital contributions and the right to receive capital contributions and other payments.

In furtherance of the foregoing, but notwithstanding any other provision in this Agreement, (i) the Fund may borrow funds, incur indebtedness and enter into guarantees together with one or more Persons on a joint and several basis or on any other basis that the Adviser, in its sole discretion, determines is fair and reasonable to the Fund, and (ii) in connection with any borrowing, indebtedness or guarantee by the Fund, all capital contributions shall be payable to the account designated by the Adviser or any lender or other credit party of the Fund. All rights granted to a lender pursuant to this Section 5.2 shall apply to its agents and its successors and assigns.
ARTICLE VI
SHARES; REPURCHASES; DISTRIBUTIONS
6.1    Classes of Shares. The Shares of the Fund that are outstanding and/or available for issuance will consist of Shares, the preferences (if any), limitations and relative rights with respect to which will be as provided in this Agreement. The Shares are membership interests in the Fund. The Board may create additional classes of Shares having such relative rights, powers and duties as may from time to time be established by the Board.
6.2    Fractional Shares. The Fund shall have the authority to issue fractional Shares. Any fractional Shares shall carry proportionately all of the rights of a whole Share, including, without limitation, the right to vote and the right to receive dividends and other distributions.
6.3    Share Repurchases. Shareholders shall not be entitled to require the Fund to repurchase or redeem Shares of the Fund.
6.4    Distributions. The Fund generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, as determined by the Fund’s Board in its discretion. Any distributions received by a Shareholder shall have no effect on the amount of the Shareholder’s remaining Capital Commitment. Notwithstanding anything to the contrary contained in this Agreement, the Fund, and the Board on behalf of the Fund, will not make a distribution to any Member if such distribution would violate any provision of the Delaware Act or any other applicable law, rule, regulation or administrative requirement. For the avoidance of doubt, a Shareholder’s distribution will either be paid by reinvesting such dividend in additional Shares of the Fund, or in cash, depending on such Shareholder’s election under any dividend reinvestment plan adopted by the Fund.
6.5    Withholding Taxes. Anything herein to the contrary notwithstanding, the Fund shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amount distributed or otherwise payable to any Member such amounts as are required to be deducted or withheld therefrom under any applicable law (“Withholding Taxes”), and amounts so deducted or withheld shall be treated as having been distributed or otherwise paid to the Member in respect of which such deduction and withholding was made. If requested by the Fund, each Member will deliver to the Fund: (i) an affidavit in form satisfactory to the Adviser that the applicable Member (or its direct or indirect partners, members, shareholders or beneficial owners, as the case may be) is not subject to (or subject to a reduced rate of) withholding under the provisions of any U.S. federal, state, local, or non-U.S. law; (ii) any certificate or other document that the Fund may reasonably request with respect to any such laws (including the eligibility of such Member (or its direct or indirect partners, members, shareholders, or beneficial owners) to the benefits of a comprehensive income tax treaty to which the United States is a party); or (iii) any other form or instrument reasonably requested by the Fund relating to any Member’s (or its direct or indirect partners’, members’, shareholders’ or beneficial owners’) status under law. Neither the Fund nor the Adviser will be liable for any excess Withholding Taxes or other amounts withheld (directly or indirectly) pursuant to this Section 6.5 with respect to any Member, and, in the event of over-withholding, a Member’s sole recourse will be to apply for a refund from the appropriate governmental authority. Without limiting any other provision of this Agreement (including Section 10.2 herein), each Member hereby agrees to indemnify and hold harmless the Fund and the Adviser for any loss or liability with respect to Withholding Taxes or other amounts withheld (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to distributions or other payments made to such Member. The foregoing indemnity obligation of each Member shall survive dissolution and termination of the Fund and shall survive the withdrawal of any Member from the Fund or any Transfer of Shares.

ARTICLE VII
CLOSINGS; CAPITAL COMMITMENTS; DRAWDOWNS
7.1    Closings. The admission of Members will take place on such date as determined by the Adviser (each such date, a “Closing Date,” and the date upon which the first admission of Members occurs being referred to herein as the “Initial Closing Date”). Shares will be offered on a continuous basis (the “Private Offering”) pursuant to the terms set forth in the Subscription Agreements, pursuant to which Members will agree to purchase Shares for an aggregate purchase price equal to the portion of such Member’s Capital Commitment, subject to the terms of this Agreement and the Subscription Agreement. The Fund reserves the right to conduct additional offerings of securities in the future in addition to the Private Offering.
7.2    Capital Commitments. The minimum Capital Commitment for each Shareholder is $100,000. The Fund reserves the right to accept Capital Commitments of a lesser amount. Except as otherwise provided herein, each Member shall make draw down purchases in an aggregate amount not to exceed its Capital Commitment, as set forth in such Shareholder’s Subscription Agreement (“Drawdown Purchases”). Each Shareholder agrees to purchase Shares for an aggregate purchase price equal to its Capital Commitment, payable at such times and in such amounts as required by the Fund (a “Capital Call”), under the terms and subject to the conditions set forth herein.
On each Drawdown Date (as defined in Section 7.3(a)), each Shareholder whose Shares are subject to a Capital Call as set forth in Section 7.3 agrees to purchase from the Fund, and the Fund agrees to issue to the Shareholder, a number of Shares (the “Drawdown Amount”) at a per Share price that is at least equal to the Per Share NAV (the “Drawdown Purchase Price”). “Per Share NAV” shall mean the net asset value per Share as of the end of the most recent calendar quarter, determined in accordance with the procedures set forth in Section 7.3(c) in a manner consistent with the limitations of the Investment Company Act.
7.3     Drawdowns. Shareholders will be required to make Drawdown Purchases for any permitted Fund purpose in the manner set forth below:
(a)    Timing of Drawdown Notices; Use of Drawdowns. The Adviser shall provide each Shareholder with a notice of each drawdown of Capital Commitments (a “Drawdown Notice”) at least ten (10) Business Days prior to the date on which such Drawdown Purchase is due and payable (the “Drawdown Date”). The delivery of a Drawdown Notice to the Shareholder shall be the sole and exclusive condition to the Shareholder’s obligation to pay the Drawdown Purchase Price identified in each Drawdown Notice.
(b)    Contents of Drawdown Notices. Each Drawdown Notice should set forth (i) the Drawdown Date, (ii) the aggregate number of Shares to be sold to all Shareholders on the Drawdown Date and the aggregate purchase price for such Shares, (iii) the applicable Drawdown Amount, Drawdown Purchase Price and Per Share Price and (iv) the account to which the Drawdown Purchase Price should be wired.
(c)    Calculation of Each Member’s Share of a Drawdown. Shareholders’ Capital Commitments will be subject to Capital Calls depending on the time at which such Shareholder entered into a Subscription Agreement with the Fund. Shareholders who entered into a Subscription Agreement with the Fund earliest will be first required to make Drawdown Purchases. All Capital Commitments from the earliest Shareholders will be called in totality before Capital Commitments from later subscribing Shareholders will called. For purposes of determining which Shareholders’ Capital Commitments will be subject to a Capital Call, all Shareholders who entered into Subscription Agreements during a given quarter will be treated as if such Shareholders subscribed at the same time, and will be considered as part of the same “tranche.” Shareholders must submit a Subscription Agreement within fifteen (15) days of the end of the applicable quarter to fall within that quarter’s tranche for purposes of any of Capital Calls, unless such deadline is waived. All Capital Commitments from the same quarterly tranche must be called before capital is called from Shareholders in the following quarterly tranche. When calling capital from Shareholders within the same quarterly tranche, capital will be called on a pro-rata basis.

7.4    Defaulting Investors. In the event that a Shareholder fails to pay all or any portion of the purchase price due from such Shareholder on any Drawdown Date and such default remains uncured for a period of ten (10) Business Days after written notice of such failure is given by the Fund to the Shareholder (the “Defaulted Amount”), the Fund shall be permitted to declare such Shareholder to be in default of its obligations under this Agreement (any such Shareholder, a “Defaulting Investor”) and shall be permitted to pursue one or any combination of the following remedies, in addition to any remedies set forth in each Shareholder’s Subscription Agreement:
(a)    the Fund may prohibit the Defaulting Investor from purchasing additional Shares on any future Drawdown Date or otherwise participating in any future investments in the Fund;
(b)    the Fund may pursue a lawsuit or other action to collect the Defaulted Amount due to the Fund;
(c)    the Shareholder may be required to sell its Shares to the Fund;
(d)    the Fund may cause the Defaulting Investor to forfeit up to one hundred percent (100%) of its Shares without payment or other consideration therefor and offer such forfeited portion of the Defaulting Investor’s Shares to the Fund’s other Shareholders (other than any Defaulting Investors and subject to any restrictions on Transfers set forth in this Agreement). The forfeited Defaulted Amount shall be allocated to the other Shareholders pro rata according to their respective Unfunded Commitments with any adjustment thereto that the Adviser may determine to be equitable. The Fund will provide a notice to each Shareholder (other than Defaulting Investors) setting forth the amount of the forfeited portion of the Defaulting Investor’s Shares offered to such Shareholder. No Shares shall be transferred to any other Shareholder pursuant to this Section 7.4(d) in the event that the Transfer would violate any federal or state laws applicable to the Fund.
In the event that any Shareholder does not elect to accept its pro rata share of the forfeited portion of a Defaulting Investor’s Shares, such forfeited portion not accepted may be offered again by the Adviser in its sole discretion according to the provisions of this Section 7.4(d) as if such forfeited portion had not previously been offered. To the extent a Defaulting Investor’s Shares forfeited pursuant to this Section 7.4(d) is not reallocated to Shareholders, the Adviser may, in its sole discretion, offer all or any portion of such Shares to third parties, each of which will, as a condition of purchasing such Shares, become a party to this Agreement. The sole consideration to the Defaulting Investor for each portion of such Defaulting Investor’s Shares reallocated to another Shareholder or purchased by a third party pursuant to this Section 7.4(d) will be the assumption by such Shareholder or third party, as applicable, of the Defaulting Investor’s obligation to make both defaulted and future capital contributions pursuant to its Commitment that are commensurate with the portion of the Defaulting Investor’s Shares being reallocated to such Shareholder or purchased by such third party. No Shares shall be transferred to any other Shareholder pursuant to this Section 7.4(d) in the event that the Transfer would violate any federal or state laws applicable to the Fund.
The Defaulting Investor acknowledges that it will not receive any payment for any Shares reallocated to Shareholders or purchased by a third party or parties pursuant to this Section 7.4(d) including for any funded portion of its Commitment related thereto or such Defaulting Investor’s share of any profits not yet distributed, even though the purchased Shares may have positive value at the time of such reallocation or purchase
(e)    the Fund may pursue any other remedies against the Defaulting Investor available to the Fund, subject to applicable law. By signing a Subscription Agreement, each Shareholder agrees that this Section 7.4 is for the benefit of the Fund and shall be interpreted by the Fund against a Defaulting Investor in the discretion of the Fund. Each Shareholder further agrees that such Shareholders cannot and will not seek to enforce this Section 7.4 against the Fund or any other Member in the Fund.

ARTICLE VIII
THE ADVISER; INVESTMENT MANAGEMENT AGREEMENT
8.1    Appointment of the Adviser. Subject to the requirements of the Investment Company Act, the Fund shall be party to an investment management agreement (the “Investment Management Agreement”) with the Adviser for purposes of engaging the Adviser to manage the Fund’s investments.
ARTICLE IX
THE ADMINISTRATOR; ADMINISTRATION AGREEMENT; BOOKS AND RECORDS; REPORTS
9.1    Administrator. The Fund shall be party to an administration agreement (the “Administration Agreement”) with the Administrator for purposes of engaging the Administrator to provide administrative services to the Fund. The Administrator may hire a third-party sub-administrator to assist with the provision of administrative services.
9.2    Maintenance of Books and Records. The Fund shall keep or cause to be kept at the address of the Administrator (or at such other place as the Fund or the Administrator shall determine and shall advise the Members in writing) full and accurate accounts of the transactions of the Fund in proper books and records of account, which books and records shall set forth full and accurate information regarding the Fund in all material respects. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles, which shall be the basis for the preparation of the Fund’s financial reports prepared pursuant to this Article IX. Such books and records shall be available, upon five (5) Business Days’ notice to the Fund, for inspection and copying at reasonable times during business hours by a Member (other than any Defaulting Investor) or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest as a member in the Fund. For the avoidance of any doubt, the Fund acknowledges and agrees that, notwithstanding anything contained in this Agreement to the contrary, any Member acting in compliance with this Agreement and the requirements of applicable law shall be entitled to receive a list of names, addresses and Capital Commitments of the Members within five (5) Business Days after making a request therefor.
9.3    Reports. The Fund will maintain a registration under the Exchange Act and shall prepare and make available to each Member the reports it is required to file under the Exchange Act, including any required audited and unaudited financial statements.
9.4    Closing Documents. The Fund shall provide to each Member an electronic copy of a set of executed documents relating to such Member’s subscription for Shares within thirty (30) calendar days of such Member’s admission to the Fund.
9.5    Tax Documents. The Fund will comply with U.S. federal and state and local information reporting requirements, including, after the end of each calendar year, promptly furnishing tax statements to each Person who was a Member at any time during such calendar year.
9.6    Valuation. The fair value of the Fund’s assets will be determined pursuant to a valuation policy approved by the Board.
ARTICLE X
INDEMNIFICATION
10.1    Limitation of Liability. To the fullest extent permitted by applicable law, no Covered Person will be liable to the Fund or to any Member for any act or omission performed or omitted by any such Covered Person (including any acts or omissions of or by another Covered Person), in the absence of (i) a breach of this Agreement by such Covered Person; (ii) willful misfeasance, bad faith, fraud or gross negligence on the part of such Covered Person in the performance of its duties or by reason of the reckless disregard of its duties and obligations; or (iii) a violation of any law by such Covered Person, including, but not limited to, violation of any federal or state securities law, that has a material adverse effect on the Fund (collectively, “Disabling Conduct”).

For the avoidance of doubt, nothing in this Section 10.1 shall constitute a waiver of any Covered Person’s non-waivable federal fiduciary duties to the Fund under the Investment Company Act.
10.2    Indemnification. The Fund shall, to the fullest extent permitted by law, indemnify, hold harmless, protect and defend each Covered Person for any losses, claims, damages, judgments, settlements, costs, fees, and related expenses or liabilities, including, without limitation, reasonable legal fees or other expenses incurred in investing or defending against any such losses, claims, damages, judgments, settlements, costs, fees, and related expenses or liabilities, and any amounts expended in settlement of any claims (“Damages”), to which any Covered Person may become subject by reason of (i) any act or omission or alleged act or omission performed or omitted to be performed in connection with the activities of the Fund; (ii) the fact that the Covered Person is or was acting in connection with the activities of the Fund in any capacity or that it is or was serving at the request of the Fund as a partner, member, shareholder, director, officer, employee or agent of the Fund; or (iii) any other act or omission or alleged act or omission arising out of or in connection with the activities of the Fund, unless such Damages result directly or indirectly from (i) the Covered Person’s own Disabling Conduct, as defined in Section 10.1, or (ii) a claim between or among Covered Persons.
For the avoidance of doubt, nothing in this Section 10.2 shall provide for indemnification that would be in violation of the Investment Company Act.
10.3    Expenses. In addition to the right to indemnification conferred in Section 10.2, a Covered Person shall also have the right to be paid by the Fund the expenses (including reasonable attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article X; provided, however, that, if applicable laws require or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a Covered Person in his or her capacity as a director, officer, or employee shall be made solely upon delivery to the Fund of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified or entitled to advancement of expenses under Section 10.2 and this Section 10.3 or otherwise.
10.4    Indemnification Not Exclusive. The rights accruing to any Covered Person under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Agreement, any statute, agreement, or any other right to which he or she may be lawfully entitled.
10.5    Insurance. The Fund may maintain insurance, at its expense, to protect itself and any director, officer or employee of the Fund against any expense, liability or loss, whether or not the Fund would have the power to indemnify such person against such expense, liability or loss under applicable law.
ARTICLE XI
TRANSFERS
11.1    Transfers by Shareholders. Shareholders may not sell, offer for sale, assign, transfer, pledge, hypothecate or otherwise dispose of (a “Transfer”) any Shares unless (i) the Adviser consents; and (ii) the Transfer is made in accordance with all applicable securities laws. The Adviser shall have the ability to deny a Transfer in its sole discretion.
No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee will be required to execute an instrument agreeing to be bound by this Agreement and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by the Adviser. For the avoidance of doubt, the Adviser’s reasonable doubt as to whether a transferee can accurately make the representations and warranties and fulfill the obligations set forth in this Agreement or the Subscription Agreement of a transferor will be reasonable grounds to withhold consent to a Transfer.

The transferee shall be admitted to the Fund as a Member of the Fund upon (i) the approval of the Fund, and (ii) its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Shares pursuant to this Section 11.1, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Fund.
No Transfer will be permitted that would require the Fund to register the Shares under the Securities Act, under any U.S. state securities laws or under the laws of any other jurisdiction. No Shares shall be transferred in the event that such Transfer would (A) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Fund, (B) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, (C) be reasonably likely to cause all or any portion of the assets of the Fund to constitute plan assets for purposes of ERISA, Section 4975 of the Code, or applicable Similar Law, or (D) cause the Fund or the Adviser to be considered a fiduciary of any Member for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law.
The Fund has no intention to register the Shares under the Securities Act or under any state securities laws and, unless the Fund otherwise agrees in writing, is under no obligation to assist any Member in obtaining or complying with any exemption from registration. The Fund may require that a proposed transferee meet appropriate financial and other suitability standards and that the Member furnish a legal opinion satisfactory to the Fund and its counsel that the proposed Transfer complies with any applicable federal, state and any other securities laws.
Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Shares hereby agrees to reimburse the Fund, at its request, for any expenses reasonably incurred by the Fund in connection with such Transfer, including the costs of seeking and obtaining the legal opinion and any other legal, accounting and miscellaneous expenses, whether or not such Transfer is consummated.
ARTICLE XII
DURATION OF THE FUND
12.1    Duration. The Fund will have an infinite life, and the term of the Fund shall continue until the dissolution of the Fund in accordance with this Section 12.1, or by operation of law. The Fund shall be dissolved (an “Event of Dissolution”): (i) at any time upon the affirmative vote of a majority of the full Board of Directors, (ii) if there are no Members of the Fund, unless the business of the Fund is continued in accordance with this Agreement or the Delaware Act, (iii) upon a vote of Shareholders holding 75% of the Fund’s outstanding Shares or (iv) upon the entry of a decree of judicial dissolution under the Delaware Act.
12.2    Sale or Merger. Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Fund to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Fund’s assets, merge, convert, consolidate, or conduct a share exchange of the Fund or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust or any other business organization), in each case in a single transaction or series of transactions, or approve on behalf of the Fund, any of the foregoing transactions. The Board may also cause the sale of all or substantially all of the Fund’s assets under foreclosure or other realization without the consent of any Members.
12.3    Winding Up.
(a)    Liquidation of Assets. Following an Event of Dissolution, the Fund’s affairs shall be wound up in an orderly manner. The Board shall act as, or shall appoint a person (including the Adviser) to act as, the liquidating trustee (the “liquidator”) to wind up the affairs of the Fund pursuant to this Agreement. The liquidator shall cause the Fund to pay or provide for the satisfaction of the Fund’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing its duties, the liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Fund in such reasonable manner as the liquidator, subject to the Board’s oversight (if the Board is not acting as the liquidator), shall determine to be in the best interest of the Members.
(b)    Liquidating Distributions; Priority. Subject to Section 18-804 of the Delaware Act, the assets of the Fund shall be applied in the following order of priority:
(i)    First, to creditors in satisfaction of the debts and liabilities of the Fund, to the extent otherwise permitted by law, whether by payment thereof or the making of reasonable provision for payment thereof and to the expenses of liquidation, whether by payment thereof or the making of reasonable provision for payment thereof, and to the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the Board (or liquidating trustee or other representative) in amounts determined by it to be necessary for the payment of the Fund’s expenses, liabilities and other obligations (whether fixed or contingent); and
(ii)    Thereafter, among Shareholders equally on a per Share basis.
12.4    Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Fund and the discharge of liabilities to creditors so as to enable the liquidator to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Formation of the Fund with the Secretary of State of the State of Delaware.
12.5    Cancellation. Upon completion of the foregoing provisions of this Article XII, the Board shall authorize an officer, or other person on behalf of the Fund as an “authorized person” within the meaning of the Delaware Act, to execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Formation of the Fund with the Secretary of State of the State of Delaware.
12.6    Liability. None of the liquidator, the directors, the officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the capital contributions of any Member.
ARTICLE XIII
AMENDMENTS; VOTING; POWER OF ATTORNEY
13.1    Amendments By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement), together with the prior written consent of a majority-in-interest of the Shareholders. Notwithstanding the provisions of this Section 13.1, no amendment without the consent of the affected Member shall increase the liability or obligations or increase the Capital Commitment of such Members.
13.2    Amendments Without Consent. Notwithstanding the provisions of Section 13.1, or any other provision of this Agreement to the contrary, the following amendments may be made with the consent of the Board and without the need to obtain the consent of any Member:
(a)    to add to the duties or obligations of the Board or surrender any right granted to the Board herein;
(b)    to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;
(c)    to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Fund or its affiliates under the Investment Company Act or any similar state or federal law;
(d)    to make changes negotiated with additional Shareholders so long as the changes do not materially adversely affect the rights and obligations of any existing Shareholders;

(e)    to create any new series or classes of Shares and to establish the terms thereof;
(f)    to change the name of the Fund; or
(g)    to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member, provided, however, that no amendment shall may be made pursuant to clauses (a) through (e) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Fund or the Members.
13.3    Consent to Amend Special Provisions. Notwithstanding the provisions of Section 13.1, subject to any requirements of applicable law, any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.
13.4    Power of Attorney. Each Member by executing a Subscription Agreement does hereby irrevocably constitute and appoint each of the Fund, the Adviser and each director or any duly authorized representative of the Fund as its true and lawful representative and its attorney-in-fact, and agent of such Member, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates that may from time to time be required by the laws of the United States, the State of Delaware, the State of New York, any other jurisdiction in which the Fund conducts or plans to conduct business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and investment and other activities of the Fund, including the power and authority to execute, verify, swear to, acknowledge, deliver, record and file:
(a)    all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Formation of the Fund, that any duly authorized representative of the Fund determines to be appropriate to (i) form, qualify or continue the Fund as a limited liability company in the State of Delaware and all other jurisdictions in which the Fund conducts or plans to conduct business and (ii) admit such Member as a Member in the Fund;
(b)    all instruments that the Board determines to be appropriate to reflect any amendment to this Agreement or the Certificate of Formation of the Fund (i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, no-action letter, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in or not opposed to the best interests of the Fund, (ii) to change the name of the Fund or (iii) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision herein contained so long as such amendment under this clause (iii) does not adversely affect the interests of the Members;
(c)    all agreements and instruments necessary or advisable to consummate, hold or dispose of any Portfolio Investment;
(d)    all conveyances and other instruments that the Board determines to be appropriate to reflect and effect the dissolution, winding up and liquidation of the Fund in accordance with the terms of this Agreement, including the filing of a certificate of cancellation as provided for in Article XII;
(e)    all instruments relating to (i) Transfers of Shares, (ii) the treatment of a Defaulting Investor or (iii) any change in the Capital Commitment of any Shareholder, all in accordance with the terms of this Agreement;

(f)    all amendments to this Agreement duly approved and adopted in accordance with Section 13.2;
(g)    certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Fund conducts or plans to conduct business;
(h)    all instruments relating to litigation, other claims or arbitration on behalf of the Fund; and
(i)    any other instruments determined by the Board to be necessary or appropriate in connection with the proper conduct of the business of the Fund and that do not adversely affect the interest of any Member.
Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement, when acting in such capacities, except to the extent authorized herein. This power of attorney shall not be affected by the subsequent disability, incapacity or incompetence of the principal. To the fullest extent permitted by law, this power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of any Member and shall extend to such Member’s successors and assigns. This power of attorney may be exercised by such attorney-in-fact and agent for all Members (or any of them) by a single signature of any duly authorized representative of the Fund acting as attorney-in-fact with or without listing all of the Members executing an instrument. Any Person dealing with the Fund may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized and binding, without further inquiry. If required, each Member shall execute and deliver to the Fund, within five (5) Business Days after receipt of a request therefor, such further designations, powers of attorney or other instruments as the Board shall determine to be necessary for the purposes hereof consistent with the provisions of this Agreement. The foregoing power of attorney shall survive the delivery of an assignment by a Member of the whole of its interests in the Fund except that the power of attorney shall survive for the sole purpose of enabling any duly authorized representative of the Fund to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such assignment.
ARTICLE XIV
MISCELLANEOUS
14.1    Notices.
(a)    All notices, reports, requests, demands, consents and other communications hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, (iii) transmitted via telegram, telex or facsimile, (iv) posted on the Fund’s intranet website in accordance with Section 14.1(b) or (v) delivered by hand, if to any Member, at such Member’s address, or to such Member’s facsimile number, as set forth in such Member’s Subscription Agreement, and if to the Fund or to the Adviser, to the Adviser at its address set forth in the first sentence of Section 2.1(b), or to such other Person or address as any Member shall have last designated by notice to the Fund, and in the case of a change in address by the Fund or the Adviser, by notice to the Members. Any notice, report, request, demand, consent and other communication will be deemed received (i) if sent by registered mail, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by telegram, telex or facsimile transmission, on the date sent, (iv) if posted on the Fund’s intranet website in accordance with Section 14.1(b), on the day an e-mail is sent to the Member instructing it that a notice has been posted (provided that if such e-mail is sent after 6:00 pm Eastern Standard Time or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day) and (v) if delivered by hand, on the date of receipt. Within five (5) Business Days of the date of each Member’s admission to the Fund, the Fund shall furnish each Member with the address of the Fund’s intranet website and a password permitting access thereto.
(b)    The Fund may, in its discretion, provide any notice, report, request, demand, consent or other communication to a Member by posting such notice on the Fund’s intranet website and sending an e-mail to such Member notifying it of such posting.

14.2    Counterparts and Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by an Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Fund.
14.3    Table of Contents and Headings. The table of contents and the headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
14.4    Successors and Assigns. This Agreement shall inure to the benefit of the Members and the Covered Persons, and shall be binding upon the parties, and, subject to Section 11.1, their respective successors, permitted assigns and, in the case of individual Covered Persons, heirs and legal representatives.
14.5    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
14.6    Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Board or the Adviser in connection with the formation of the Fund and the achievement of its purposes and are not inconsistent with the terms and provisions of this Agreement, including any documents that the Board or the Adviser determines to be necessary or appropriate to form, qualify or continue the Fund as a limited liability company in all jurisdictions in which the Fund conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Fund.
14.7    Interpretation. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, to the fullest extent permitted by applicable law, (i) whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion,” “sole and absolute discretion” or “discretion,” the Person shall be entitled to consider any interests and factors as it desires, including its own interests (subject to fiduciary duties required by applicable law) or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards and (ii) as used herein the term “good faith” shall mean subjective good faith under Delaware law. Whenever in this Agreement a Person is permitted or required to provide its written consent in respect of a matter, such written consent may, in the Board’s or the Adviser’s discretion, be evidenced by electronic mail.
14.8    Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.
14.9    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. Unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such

Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. To the fullest extent permitted by applicable law, unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement by a Member seeking any relief whatsoever against the Fund shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States of America, or any court in any other country. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE FUND OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.
If and to the extent that any provision of the laws of the state of Delaware or any provision of this Agreement conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.
14.10    Confidentiality.
(a)    Subject to the exceptions in this Section 14.10, each Member shall not disclose, share or provide to any Person, without the prior written consent of the Board or the Adviser (other than to such Member’s affiliates, including such Member’s and its affiliates’ respective employees, directors, officers, agents, auditors, professional advisers or counsel who are under an agreement or understanding of confidentiality (the “Member Recipients”)) any information with respect to the Adviser, the Fund, any Portfolio Investment, any Portfolio Company or their respective Affiliates (“Confidential Information”); provided that a Member may disclose any such information (i) as has become generally available to the public other than as a result of the breach of this Section 14.10 by any Member or its Member Recipients or (ii) subject to Section 14.10(c), as may be required by any (A) audit, report, statement, submission or testimony required by any authorized municipal, state or national taxing or regulatory body, (B) subpoena, document request or other legal process in any legal action or proceeding or (C) law (including the Freedom of Information Act, 5 U.S.C. 552), order, regulation or ruling (the requirements in subsections (A)-(C) collectively, “Legal Requirements”). Without limitation of the foregoing, each Member acknowledges that notices and reports to Members (to the extent not publicly filed with the Securities and Exchange Commission) may contain material non-public information concerning, among other things, Portfolio Companies and agrees not to use such information other than in connection with monitoring its investment in the Fund and agrees in that regard not to trade in securities or instruments on the basis of any such information. For the avoidance of doubt, no Member shall be in breach of Section 14.10(a) by virtue of such Member’s confidential discussion with other Members regarding the Adviser, the Fund and Portfolio Investments in connection with such Member’s evaluation, monitoring or exercising such Member’s rights pursuant to this Agreement.
(b)    If the Board or the Adviser believes in good faith that a Member may disclose Confidential Information in violation of this Agreement, the Fund may (i) provide to a Member all non-public information that is provided to such Member, including, but not limited to, quarterly, annual and other reports and information provided at any Fund informational meetings (collectively, “Fund Information”) to such Member solely by means of access on the Fund’s website in password protected, non-downloadable, non-printable format, (ii) require such Member to return any copies of any of the foregoing information provided to it by the Adviser or the Fund, (iii) provide to such Member access to any of the Fund Information only at the Fund’s (or its counsel’s) office or (iv) withhold all or any part of the Fund Information otherwise to be provided to such Member other than the fund-level, aggregate performance information specified in Section 14.10(c)(iii) below; provided that the Fund shall not withhold any information pursuant to this clause (iv) if a Member confirms in writing to the Fund that compliance with the procedures provided for in clauses (i),

(ii) or (iii) above or other means mutually agreeable to the Fund or the Adviser and the relevant Member would be legally sufficient to prevent such potential disclosure.
(c)    To the extent that any Legal Requirements require a Member or any of its Affiliates to disclose Confidential Information, to the fullest extent permitted by law, such Member hereby agrees to notify the Fund promptly in writing of any such potential disclosure and to take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) a court order to disclose such information has been issued by a court of competent jurisdiction, (ii) the Fund does not object in writing to such disclosure within ten (10) calendar days (or any lesser time period as provided in the applicable Legal Requirement) of such notice or (iii) such disclosure relates solely to fund-level, aggregate performance information (i.e., aggregate cash flows, overall “IRRs,” the year of formation of the Fund, and such Member’s own Capital Commitment and remaining Capital Commitment) and does not include (A) any information relating to individual Portfolio Companies, or (B) any other information not referred to in clause (iii) above. In any event, the Member will disclose no more information than is required under the circumstances.
(d)    Notwithstanding the provisions of Section 14.10(a) above, the Adviser and the Fund agree that each Member may disclose Confidential Information with its own existing and prospective investors (each, an “Underlying Investor”), provided that such Underlying Investor is subject to confidentiality obligations substantially similar to those set forth in this Agreement. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, in no event may any such Member disclose any other Confidential Information regarding the Fund, the Adviser or any of their Affiliates or any information regarding the Fund’s pending acquisition or pending disposition of a Portfolio Investment or proposed Portfolio Investment without the prior written consent of the Fund or the Adviser.
(e)    Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Shares (including the tax treatment and tax structure of any Fund transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure.
(f)    The provisions of Section 14.10(a) apply to any information that a Member has already obtained or accessed. For clarity, the Adviser and the Fund shall have the right to keep confidential from the Members (i) any trade secrets of the Adviser, the Fund, any Portfolio Company or their respective Affiliates and (ii) other information (A) the disclosure of which to the Members the Adviser in good faith believes is not in the best interests of the Fund or could damage the Fund or its investments or (B) that the Fund is required by Legal Requirements or by agreement with any Person to keep confidential from the Members. A Member may by giving written notice to the Adviser or the Fund elect not to receive copies of any document, report or other information that such Member would otherwise receive and is not required by applicable law to be delivered. The Adviser agrees that it shall make any such documents available to such Member at the Adviser’s offices (or, at the request of such Member, the offices of Fund Counsel).
(g)    Any obligation of a Member pursuant to this Section 14.10 may be waived by the Fund or the Adviser in its sole discretion.
(h)    Neither the Fund, the Adviser nor any of its Affiliates shall include the name of a Member that has requested in writing in connection with its admission to the Fund that the Fund and the Adviser not do so in materials disseminated to third parties or otherwise disclose, either orally or in writing, any relationship with such Member using the Member’s name, without prior written permission from such Member; provided that this Section 14.10(h) shall not apply if such Member has publicly disclosed a relationship with the Fund. Notwithstanding the foregoing, the Fund, the Adviser and its Affiliates shall be permitted to disclose, and each Member consents to the disclosure of, the Member’s name and the Member’s investment in the Fund (i) as required by law, regulation or legal process (including requests from regulatory or self-regulatory authorities), (ii) if the Adviser determines in good faith that such disclosure is in the best interests of the Fund in connection with a Portfolio Investment, (iii) to the other Members in the ordinary course of the

Fund’s business, (iv) to the Fund’s lenders or other counterparties or service providers in the ordinary course of the Fund’s business or (v) to the Members and prospective Members and prospective investors in other investment funds or pooled investment vehicles managed by the Adviser or clients under any managed account agreement with the Adviser that in the course of their due diligence request disclosure of the identity of the existing Members.
(i)     For the avoidance of doubt, nothing herein shall prohibit any Member from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, nor shall anything herein require such Member to notify the Fund that it has made such reports or disclosures.
14.11    Survival of Certain Provisions. The obligations of each Member pursuant to Article VII shall survive the termination or expiration of this Agreement, the dissolution, winding up and termination of the Fund and the resignation of any Member from the Fund or any Transfer of a Member’s Shares.
14.12    Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and termination of the Fund, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.
14.13    Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement among the Members and the Fund with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such subject matter. The representations and warranties of the Fund, the Adviser and the Members in and the other provisions of the Subscription Agreements shall survive the execution and delivery of this Agreement. Notwithstanding the provisions of this Agreement or of any Subscription Agreement, it is hereby acknowledged and agreed that the Adviser on behalf of the Fund, without any further act, approval or vote of any Member, may enter into a side letter or similar agreement to or with a Member (or an investor in a Member that is a collective investment vehicle (including investors in its limited partners or other investors that are collective investment vehicles)) which has the effect of establishing rights under, or altering or supplementing the terms hereof or of any Subscription Agreement. The parties hereto agree that any rights established, or any terms of this Agreement or any Subscription Agreement altered or supplemented in a side letter or similar agreement to or with such Person shall govern with respect to such Person (but not with respect to any of such Person’s assignees or transferees unless so specified in such side letter or similar agreement), if applicable, notwithstanding the provisions of this Agreement or of any Subscription Agreement, and, for the avoidance of any doubt, matters arising under any such side letter or similar agreement are considered matters contemplated in this Agreement and the provisions of Article VII shall apply equally to any such side letter or similar agreement; provided that unless otherwise agreed by the Fund, any such rights shall cease to apply with respect to any Member that becomes a Defaulting Investor.
14.14    Fund Counsel. Counsel to the Fund may also be counsel to the Adviser and its respective Affiliates. The Fund has initially selected Eversheds Sutherland (US) LLP (collectively, with any future counsel to the Fund, the “Fund Counsel”) as legal counsel to the Fund. Each Member acknowledges that the Fund Counsel does not represent any Member in connection with such Member’s or any other Member’s investment in the Fund, any matters that may arise out of the organization of the Fund, the offering of interests in the Fund, the management, operation and investment activities of the Fund and any other Fund matters (in the absence of a clear and explicit agreement to such effect between the Member and the Fund Counsel and only to the extent specifically set forth in that agreement), and that in the absence of any such agreement the Fund Counsel shall owe no duties directly to a Member. In the event any dispute or controversy arises between any Member and the Fund, or between any Member or the Fund, on the one hand, and the Adviser (or an Affiliate thereof) that the Fund Counsel represents, on the other hand, then each Member agrees that the Fund Counsel may represent either the Fund or the Adviser (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Washington D.C. Rules of Professional Conduct or similar rules in any other jurisdiction, and each Member hereby consents to such representation and waives any conflicts arising out of such representation, claims of attorney-client privilege or other basis for opposing Fund Counsel’s playing this role or seeking to disqualify Fund Counsel to the maximum extent permitted by the

Washington D.C. Rules of Professional Conduct or similar rules in any other jurisdiction. Each Member further acknowledges that, whether or not the Fund Counsel has in the past represented such Member with respect to other matters, the Fund Counsel has not represented the interests of any Member in the preparation and negotiation of this Agreement.
14.15    Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the Adviser, in its own name and on behalf of the Fund, shall be authorized without the consent of any Person, including any Member, to take such action (including requiring any Member to provide it with such information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.
14.16    ERISA Members. The Adviser will use reasonable efforts to avoid having the assets of the Fund constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations that is subject to Title I of ERISA or Section 4975 of the Code.
14.17     Tax Cooperation. Each Member shall provide such cooperation and assistance, including but not limited to executing and filing forms or other statements, as is reasonably requested by the Fund to enable the Fund or any entity in which the Fund owns a direct or indirect interest to satisfy any applicable tax reporting or compliance requirements or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the Initial Closing Date. Each Member shall indemnify the Fund for any additional expenses incurred as a result of the failure of such Member in complying with the foregoing requirements of this Section 14.17.
14.18    Initial Member. Upon the admission of one of more Members to the Fund as of the date hereof, the initial Member of the Fund shall (a) receive a return of any capital contribution made by the initial Member to the Fund, (b) withdraw as the initial Member of the Fund, and (c) have no further right, interest or obligation of any kind whatsoever as a Member in the Fund.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

FUND:
CRESTLINE LENDING SOLUTIONS, LLC

By:	/s/ Chris Semple
	Name:	Chris Semple
	Title:	Chief Executive Officer

MEMBERS:
Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Shares in the Fund, to be admitted to the Fund as a Member and to be bound by the terms of the Agreement, pursuant to the power of attorney granted hereby and in the Subscription Agreements

By:	/s/ John S. Cochran
	Name:	John S. Cochran
	Title:	John S. Cochran, as attorney-in-fact for each of the Shareholders

CURRENT MEMBER:
CRESTLINE INVESTORS, INC.

By:	/s/ John S. Cochran
	Name:	John S. Cochran
	Title:	Vice President

ADVISER:
CRESTLINE MANAGEMENT, L.P.

By:	/s/ John S. Cochran
	Name:	John S. Cochran
	Title:	Chief Operating Officer
[Crestline – Second Amended and Restated LLC Agreement (September 2025)]